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                [Letterhead of Mazars & Guerard]              Exhibit 23.7






As independent public accountants, we hereby consent to the incorporation by reference of our reports dated March 17, 1997 and April 22, 1996 on the consolidated financial statements of Publicis Communication incorporated by reference into this Registration Statement.



/s/ F. Allilaire
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Frederic Allilaire
Mazars & Guerard





Paris, France
November 20, 1997